UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 22, 2017

DUNKIN’ BRANDS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-35258	20-4145825
(Commission File Number)	(IRS Employer Identification Number)
130 Royall Street
Canton, Massachusetts 02021
(Address of registrant’s principal executive office)
(781) 737-3000
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging Growth Company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Selection 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 22, 2017 the Board of Directors (the “Board”) of Dunkin’ Brands Group, Inc. (the “Company”) elected Linda W. Boff as a member of the Board. The Board increased the size of the Board from eight to nine members and appointed Ms. Boff to fill the vacancy. Ms. Boff, age 55, serves as Chief Marketing Officer for General Electric Company (“GE”). Ms. Boff joined GE in 2004 and has held a series of leadership positions with GE including Executive Director, Global Digital Marketing and Global Director, Marketing Communication. She was named to her current position in 2015.
Ms. Boff will serve as a Class III director, which class will stand for re-election at the 2020 annual meeting of stockholders. Ms. Boff is also expected to serve as a member of the Board’s Compensation Committee.
Ms. Boff will participate in the Company’s standard director compensation program. Pursuant to this program, each member of the Board who is not an employee of the Company receives an annual retainer of $70,000. In addition, such directors receive an annual grant of restricted stock units with a fair market value equal to $110,000 and are eligible to receive additional retainers for committee membership.
In addition, Ms. Boff and the Company entered into the Company’s standard indemnification agreement, the terms of which are described in the Company’s Registration Statement on Form S-1 (File No. 333-173898) (the “Registration Statement”) and a form of such agreement was filed as Exhibit 10.24 to the Registration Statement.
On May 23, 2017, the Company issued a press release announcing the appointment of Ms. Boff to the Board. A copy of the press release has been filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
99.1    Press Release of Dunkin’ Brands Group, Inc. dated May 23, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNKIN’ BRANDS GROUP, INC.

By:	/s/ Nigel Travis
Nigel Travis
Chairman and Chief Executive Officer
Date: May 23, 2017